Exhibit 10.1
June 19, 2026
Jason Knoblauch

Dear Jason:
On behalf of Fortrea Inc. (“Company”), I am delighted to offer you the role of Chief Financial Officer, reporting to Anshul Thakral, beginning July 6, 2026. In this pivotal role, you will play a vital part in advancing our mission to provide cutting-edge solutions that accelerate the delivery of life-changing medicines to patients, while simultaneously creating enduring value for our employees, patients, customers and stakeholders. Your contributions will be instrumental in driving healthcare innovation and shaping the future of the industry.
At Fortrea, we are committed to fostering a workspace that not only fuels the growth of our organization but also nurtures the personal and professional development of each employee on a global scale. Your expertise will contribute to creating an environment where every individual can thrive and make a significant impact.
We are excited to have you join our team, and we believe that your exceptional skills and experience will be integral to our journey of revolutionizing healthcare.
Please review the following information about your position:
Business Title: Chief Financial Officer
Start date: July 6, 2026
Salary: Your initial annual base salary will be $570,000.00 payable via direct deposit, where permitted, in accordance with the standard payroll practices of the Company, less all statutory withholdings and deductions.
Pay Frequency: The Company’s current standard payroll schedule is bi-weekly, with payment on the Friday following the end of each payroll cycle. This is subject to change in the Company’s discretion.
Fortrea Bonus Program: You will participate in the Fortrea Bonus Program (“FBP”) for the 2026 plan year with a Target Bonus Opportunity (as that term is defined in the FBP Summary Program Guide) of 85% of your base salary, subject to proration. Your actual bonus award payout may range from 0% to a maximum of 200%. Bonus payments are subject to company established performance metrics, modified by individual performance, as well as satisfaction of certain eligibility criteria such as a minimum amount of active employment and continued employment through the date of the payout of the Bonus, all as set out in the FBP Summary Program Guide, except as otherwise provided in the Fortrea Inc. Master Senior Executive Severance Plan or its successor plan. Your participation in the FBP or successor bonus program in future years, as well as your Target Bonus Opportunity, is annually reviewed and determined at the sole discretion of the Company.

Sign-on bonus: You will receive a sign-on bonus of $1,250,000.00, less all applicable taxes and withholdings, representing an amount comparable to forfeited compensation from your former employer. Payment of your sign-on bonus will be in two installments, with $500,000.00 to be paid within 90 days after your start date and $750,000.00 to be paid within 90 days of the one-year anniversary of your start date. Receipt of any sign-on bonus payment is contingent upon your successful completion of the conditions of employment stated below as of each sign-on bonus payment date.
If you voluntarily terminate your employment without Good Reason or you are terminated by the Company for Cause as those terms are defined in the Fortrea Inc. Master Senior Executive Severance Plan or its successor plan, within one year of your start date for any reason other than redundancy, ill health, or death, you will be required to repay a prorated portion of the first installment of your sign-on bonus and you will not receive the second installment. The proration will be determined by multiplying the amount of the previously paid sign-on bonus by a fraction, the numerator of which is 12 minus the number of full months of your completed employment following your start date, and the denominator of which is 12.
Subject to applicable law, this repayment will be deducted from your final pay (including from any payment in lieu of notice), and you will be responsible for repaying any outstanding balance to the Company within 30 days of your last day of employment with the Company. This unreimbursed sum shall be recoverable as a debt, together with all costs, including legal costs, reasonably incurred by the Company in recovering the sum and together with interest thereon for the period commencing on the date the first installment was paid to you and ending on the date on which the Company receives repayment of such monies in full, such interest to be calculated at the prevailing prime interest rate published on the date the sign-on bonus was paid to you.
Annual Equity Grant: It is the Company’s intent to recommend that you should participate in the 2028 annual equity grant cycle under the same terms applicable to and at a level given to similarly situated employees. Subject to approval by the Company’s Board of Directors, the Company anticipates an initial target long-term incentive grant for the 2028 annual equity grant cycle with an aggregate grant date fair value of approximately $2,000,000.00 (subject to rounding), using the average closing price of the Company’s common stock over the 30 trading days immediately preceding your commencement of employment to calculate the target number of awards, comprised of 50% restricted stock units (“RSUs”) and 50% performance share awards (“PSUs”) that will have a maximum term of ten years, and, (A) in the case of the RSUs will vest ratably over a 3-year period commencing on the first anniversary of the grant date (B) in the case of the PSUs will vest over a 3-year performance period commencing on the first anniversary of the grant date on the same terms and conditions as the PSUs awarded to other senior executives in the Board’s unfettered discretion. All equity grants are contingent upon your execution of an equity award agreement that will contain terms and conditions governing the grant. The Company’s Board of Directors shall have complete and unfettered discretion to decide whether or not to grant you an equity award, to establish the amount and type of such award, if any, the vesting schedule, and to set all other terms and conditions of the award in accordance with the Company’s applicable equity plan. Receipt of any equity grant will be contingent upon your execution of an equity agreement, the terms of which will be established by the Company’s Board in its discretion.

Make-Whole Equity Award: It is the Company’s intent to recommend that you receive a one-time, make-whole award grant of RSUs as an inducement to your commencement of employment with the Company and representing an amount comparable to forfeited compensation from your former employer, at the next available grant cycle following your commencement of employment, with an aggregate grant date fair value of approximately $2,300,000.00 (subject to rounding), using the average closing price of the Company’s common stock over the 30 trading days immediately preceding the commencement of your employment with the Company to calculate the number of RSUs (the “Make-Whole Equity Award”). The Make-Whole Equity Award vests ratably over a 3-year period commencing on the first anniversary of the grant date. All equity grants are contingent upon your execution of an equity award agreement that will contain terms and conditions governing the grant, as well as a confidentiality, non-solicitation and non-compete agreement.
One-Time Equity Award: It is the Company’s intent to recommend that you receive a one-time grant as an inducement to your employment with the Company, at the next available grant cycle following your commencement of employment, of an award of PSUs with an aggregate grant date fair value of approximately $1,700,000.00 (subject to rounding), using the average closing price of the Company’s common stock over the 30 trading days immediately preceding your commencement of employment to calculate the target number of PSUs (the “One-Time Equity Award”). The One-Time Equity Award vests over a 3-year performance period commencing on the first anniversary of the grant date. All equity grants are contingent upon your execution of an equity award agreement that will contain terms and conditions governing the grant, as well as a confidentiality, non-solicitation and non-compete agreement. Notwithstanding any stock price calculation, the total number of RSUs comprising the Make-Whole Equity Award and the total number of PSUs comprising this One-Time Equity Award, combined, shall not exceed 400,000 total RSUs/PSUs. Notwithstanding any contradictory or different language in any Company plan or document, in the event of a Change in Control (as such term is defined in the Fortrea Holdings Inc. 2023 Omnibus Incentive Plan) occurring before the first anniversary of the grant date, one-third of the Target Performance Shares specified in the notice of grant for the One-Time Equity Award will vest at closing, with the actual number of shares determined based on the price per share in the Change in Control; and, in the event of a Change in Control occurring on or after the first anniversary of the grant date and before the Vesting Date (as such term is defined in the award agreement for the One-Time Equity Award), a prorated number of Target Performance Shares shall vest in an amount determined based on a fraction, the numerator of which is the number of full months that have elapsed since the first day of your employment with the Company and the denominator of which is the number of full months between your start date and the Vesting Date.
Benefits: Your Fortrea benefits (if eligible) —for you and any eligible dependent(s)—are granted on the first day of the month following your start date. You shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company. The Company reserves the right to amend, modify, or cancel any employee benefit plans, practices, and programs, and any fringe benefits at any time.

Prior Employer Obligations; Defense of Claims: In response to your request to the Company, and subject to the limitations below, the Company agrees to reimburse you for reasonable, documented, out-of-pocket legal fees and expenses actually incurred by you in connection with the defense of any third-party claim first asserted against you by Clario Holdings, Inc., Goldcup TopCo, L.P., or Thermo Fisher Scientific Inc. (“Clario Parties”) alleging that your employment with the Company constitutes a breach of Section 6(a)(i) of the Transaction Support Agreement dated October 28, 2025 entered into by you and the Clario Parties (“Clario Covenant Agreement”). Having reviewed the Clario Covenant Agreement, you have informed us you believe in good faith that your employment by the Company, as contemplated herein, should not be considered a breach of the Clario Covenant Agreement, and the Company has made its own independent determination regarding these matters to the same conclusion. You covenant to the Company that you will not, during the course of your employment with the Company, seek to utilize any trade secrets or confidential or proprietary information belonging to any of your prior employers or take any action that would breach any obligation you may have to your prior employers.
The Company's indemnification obligations to you are limited as follows:
(a) The Company shall have no obligation to indemnify you for (i) any amounts paid to settle any claim; (ii) any judgments, fines, penalties, or other monetary awards entered against you; (iii) any forfeiture, reduction, or denial of severance pay, equity awards, or any other compensation under any Company plan, program, policy, or agreement; (iv) any consequential, special, or indirect damages, including lost compensation or benefits; (v) any claims arising from any agreement other than Section 6(a)(i) of the Clario Covenant Agreement; and (vi) any fees, costs, or expenses incurred as a result of you asserting any counterclaims against any of the Clario Parties.
(b) The Company shall have no obligation to indemnify you, and may recover any amounts paid to you for indemnification, if any claim arises out of or relates to (i) your gross negligence, willful misconduct, or fraud with respect to the Company; (ii) your breach of fiduciary duty to the Company; (iii) your use, disclosure, or misappropriation of confidential or proprietary information or trade secrets of any third party, including the Clario Parties; (iv) conduct outside the scope of your employment with the Company; or (v) your material breach of any agreement with the Company.
You shall promptly notify the Company in writing provided to both the Company’s Chief Executive Officer and the Company’s General Counsel of any claim covered by this indemnification obligation or for which you intend to seek indemnification. The Company’s obligation to indemnify you under this offer letter is conditioned on your continued compliance with your representations and obligations in this offer letter regarding your prior employers.

You shall select and retain defense counsel; provided, however, that the Company's obligation to reimburse legal fees shall be limited to fees charged at rates that are reasonable and customary for attorneys of similar experience and qualifications in the relevant jurisdiction. The Company shall have no obligation to advance fees or expenses and shall reimburse only after receipt of reasonably detailed invoices.
Nothing in this offer letter shall be construed as an admission or acknowledgment by the Company that your employment with the Company violates any agreement or that any indemnification obligation has been triggered.
Conditions of Employment: This offer and your employment by the Company are contingent upon the timely and successful completion of a post-offer drug screen test, background evaluation including but not limited to whether or not you have been sanctioned or excluded from participating in any Medicare, Medicaid or other government-funded program, and U.S. Citizenship and Immigration Service’s I-9 Form. This offer and your employment by the Company are also contingent upon your timely execution of all documentation required by the Company as part of the orientation process, including, but not limited to, execution of tax withholding documentation and execution of a Confidentiality/Non-Competition/Non-Solicitation Agreement. You have represented to the Company, and the Company conveys this offer in reliance upon your representations, that you have disclosed all restrictive covenants with any former employer that would remain in effect at any point during your employment with the Company. The Company expects that you will honor and protect all contractual and legal obligations owed to any former employer and will not use, disclose or divulge any trade secrets or confidential and proprietary information of your former employer in the course of your employment with the Company. In the event you believe that the performance of the duties of your position might violate any legal or contractual obligation owed to any prior employer, you must immediately report your concerns to your supervisor, and the Company reserves the right to review any contractual agreements previously signed by you that may restrict or prevent you from performing your job duties. The Company further reserves the right to rescind your offer of employment should the Company determine that any prior agreement restricts or prevents you from performing those duties.
Background Checks: This offer of employment and the commencement date set forth above are conditional upon satisfactory completion of background checks as permitted under applicable laws. Failure to satisfactorily complete the background checks may result in the deferral of the commencement date to a later date to be determined by the Company, withdrawal of the offer of employment, or dismissal, in accordance with the terms of this offer letter and applicable laws.
Confidentiality/Non-Competition/Non-Solicitation Agreement: We attach and incorporate by reference the Confidentiality/Non-Competition/Non-Solicitation Agreement as if fully set forth herein. By signing this offer letter, you agree to be, and hereby are, bound to all terms and conditions of that agreement.  Carefully read the full agreement before signing this offer letter.
Term of Employment: Your employment with the Company is an at-will relationship. As such, and subject to the terms of the Fortrea Inc. Master Senior Executive Severance Plan or its successor plan, both you and the Company retain the right to terminate your employment at any time for any reason not prohibited by law.

By signing below, you hereby confirm that you have represented to the Company (and the Company conveys this offer in reliance upon your representations) that you can perform the duties of this position and are not bound by a non-compete/non-solicitation or similar agreement between you and any former employer or any third party that you have not provided to the Company for review. This offer letter supersedes any previous offer letters provided to you by the Company.
I hope the above terms are acceptable and I look forward to having you join the Fortrea team as we transform drug and device development for partners and patients across the globe. Please do not hesitate to reach out to me directly if you have any questions.

Sincerely,

/s/ David Cooper
Name:	David H. Cooper
Title:	Chief Administrative Officer

By electronically signing below, I knowingly and voluntarily sign this offer letter and specifically understand that I am bound by the terms and conditions of the attached Confidentiality/Non-Competition/Non-Solicitation Agreement.

/s/ Jason Knoblauch
Name:	Jason Knoblauch
Date:	June 22, 2026

CONFIDENTIALITY/NON-COMPETITION/NON-SOLICITATION AGREEMENT
During the course of your employment with Fortrea Holdings Inc. (“Fortrea”) or its subsidiaries, divisions, or affiliates, you will have access to, or will acquire, highly Confidential Information (as defined below) and Trade Secrets (as defined below) concerning Fortrea’s and the Employer Company’s, as defined in Paragraph 9(e), business, including, but not limited to, customer lists, pricing, methods of pricing, marketing practices, advertising strategy, methods of operation and the needs and requirements of Employer Company’s and/or Fortrea’s customers. In addition, you will receive from Fortrea or Employer Company and/or be exposed to Fortrea’s or the Employer Company’s valuable technical and marketing information that will materially aid you in the performance of your duties on behalf of the Employer Company, and assist you and/or the Employer Company in furthering the Employer Company’s business interests, including establishing and retaining the Employer Company’s customers. The support furnished to you by the Employer Company will enable you to increase the value of the Employer Company’s goodwill with the Employer Company’s customers, which is a valuable asset of the Employer Company.
    As indicated by the foregoing, the services you will be performing for the Employer Company will be of a special, unique and extraordinary nature. Accordingly, in consideration of your employment with Fortrea and Fortrea extending to you, as applicable, certain incentive compensation in the form of Restricted Stock Units, Performance Shares, Restricted Stock and/or Options as set forth in the offer letter or Agreement(s) to which this agreement is made a part thereof and which governs the grant of said benefits, any and all of which benefits otherwise would not be provided to you absent your agreement to be bound by the terms of this Confidentiality/Non-Competition/Non-Solicitation Agreement (“Restrictive Covenant Agreement”), you agree that:
1.Property Rights and Work Product. All ideas, inventions, discoveries, developments, standard operating procedures, designs, algorithms, improvements, formulae, processes, techniques, programs, know-how, data, databases, notes, business plans, reports, presentations, and any other work product relating to the Employer Company’s business or anticipated business, together with all printed, physical and electronic copies and other tangible embodiments thereof (hereafter collectively referred to as “Work Product”) created, generated, developed, conceived or reduced to practice by you individually or jointly with others as part of your employment with the Employer Company shall (to the extent consisting of copyrightable subject matter) be deemed to be work made for hire, and the Employer Company shall be the sole owner of all rights, title and interest in and to the Work Product.  To the extent such Work Product, or any part thereof, does not constitute “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) or equivalent laws of a non-US jurisdiction, you agree to permanently and irrevocably assign, and hereby permanently and irrevocably assign, to the Employer Company all of your right, title and interest in and to the Work Product, together with all goodwill therein and the right to sue, counterclaim and recover for past, present and future infringement misappropriation, and dilution thereof.  The Employer Company may, at its own expense, prepare and process applications for copyrights, trademarks, service marks, or patents and other intellectual property rights therein arising in any jurisdiction, and may take other actions that it deems necessary or appropriate to protect its rights in and to the aforementioned items.  You shall cooperate with the Employer Company in protecting and enforcing its rights therein, including by executing such applications and other documentation prepared for the protection and enforcement of its rights, title and interest in such Work Product and assigning such documentation to the Employer Company, and delivering to the Employer Company all printed, physical and electronic copies and other tangible embodiments of the Work Product that may come into your possession. This Paragraph 1 shall not apply to an invention that you developed entirely on your own time without using the Employer Company’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the Employer Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by you for the Employer Company.

2.Confidentiality. You agree that during the term of your employment and for any time after your termination, you shall not, without the prior written consent of the Employer Company, divulge to any third party or use for your own benefit, or for any purpose other than the exclusive benefit of the Employer Company, any Confidential Information of the Employer Company, Fortrea and its subsidiaries, divisions, or affiliates. In this Restrictive Covenant Agreement, “Confidential Information” shall mean information that concerns the Employer Company’s, Fortrea’s and its subsidiaries', divisions', or affiliates' Trade Secrets, prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Employer Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer, supplier or employee lists, customer information, financial information, employee performance or evaluations (other than your own), or any other information concerning the Employer Company or its business that is not readily and easily available to the public or to those persons in the same business, trade, or industry of the Employer Company. The term “Trade Secret” as used in this Restrictive Covenant Agreement shall mean any proprietary information, including a formula, pattern, compilation, program, device, method, technique, or process, which is marked in writing as a ‘trade secret’ at the time of disclosure, that: (i) gives its owner an opportunity to obtain an advantage over competitors who do not know or use it; (ii) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means or by reverse engineering by other persons who can obtain economic value from its disclosure or use; and (iii) is the subject of reasonable efforts, under the circumstances, by its owner to maintain its secrecy. The term “customer information” as used in this Restrictive Covenant Agreement shall mean information that concerns the course of dealing between the Employer Company and its customers or potential customers solicited by the Employer Company, customer preferences, particular contracts or locations of customers or potential customers, negotiations with customers, and any other information concerning customers or potential customers obtained by the Employer Company that is not readily and easily available to the public or to those in the business, trade, or industry of the Employer Company. Your obligation not to disclose Confidential Information does not prohibit you from (a) disclosing the information to a government agency if you are required to produce the information pursuant to a subpoena, court order, administrative order or other legal process, (b) discussing terms and conditions of employment or engaging in other activities protected by the National Labor Relations Act, (c) communicating with the Securities and Exchange Commission about securities law violations, or (d) communicating with any other government entity or agency if such communication is to report a violation of applicable law. However, you shall notify the Employer Company in writing within three (3) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of Confidential Information and shall provide the Employer Company with a copy of said subpoena, court order, administrative order or other legal process. The U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prevents you from providing, without prior notice to the Company or Employer Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

3.Non-Solicitation of Fortrea Employees. During the term of your employment with the Company or the Employer Company and for a period of twelve (12) months following the termination of your employment with the Company or the Employer Company, you shall not, and shall not instruct or assist a subordinate, co-worker, peer, or any other person or entity to, contact, solicit, encourage or induce any officer, director or employee of Fortrea or its subsidiaries and affiliates to work for or provide services to you and/or any other person or entity that either (i) directly provides products or services that compete with the products or services provided by the Employer Company in a geographic market serviced by the Employer Company or (ii) supplies, services, advises or consults with a person, trade or business that provides products or services that compete with the products or services provided by the Employer Company in a geographic market serviced by the Employer Company.
4.Non-Solicitation of Customers. During your employment with the Company or the Employer Company and for a period of twelve (12) months following the voluntary or involuntary termination of your employment, you will not, and shall not instruct or assist a subordinate, co-worker, peer or other person or entity to, call upon, contact, or solicit or attempt to call upon, contact or solicit any customer or customer prospect of the Employer Company, with a view toward the sale or providing of any service or product competitive with the products and services offered by the Employer Company; provided, however, the restrictions set forth in this Paragraph 4 shall apply only to customers or prospects of the Employer Company, or representatives of the same, with which you had contact during the last twenty-four (24) months of your employment with the Employer Company. The parties agree and affirm that their intention with respect to this Paragraph 4 is that your activities be limited only for a twelve (12) month period after termination of your employment with the Employer Company for any reason. The provisions calling for a “look back” of twenty-four (24) months prior to the termination of employment are intended solely as a means of identifying the customers and potential customers to which such restrictions apply and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction.

5.Noncompetition. During your employment with the Company or the Employer Company and for a period of twelve (12) months following your voluntary or involuntary termination of employment, you shall not become an owner in, shareholder with more than a 2% equity interest in, investor in, or an employee, contractor, consultant, advisor, representative, officer, director, or agent of, a trade or business that offers products and services that are the same or substantially similar to the products and services provided by the Employer Company in any geographic market in which the Employer Company conducts business (“Competitor”), as evidenced by the books and records of the Employer Company; provided, however, that the duties and responsibilities of said employment or engagement as an owner in, shareholder with more than 2% equity interest in, investor in, employee, contractor, consultant, advisor, representative, officer, director or agent are (i) the same, substantially similar to, or substantially related to your current duties and responsibilities or duties or responsibilities performed by you while employed by the Employer Company at any time during a six (6) month period prior to your date of termination of employment and (ii) related to or concerning the Competitor’s business activities in the Restricted Territory. The parties agree and affirm that their intention with respect to this Paragraph 5 is that your activities shall be limited only for the twelve (12) month period after termination of employment for any reason. The provisions calling for a “look back” of six (6) months prior to the date of termination of employment are intended solely as a means of identifying the duties and responsibilities that will define the restricted activities covered by this Paragraph 5 and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction. For purposes of this Paragraph 5, the term “Restricted Territory” means the geographic area that is part of your current duties and responsibilities or the geographic area that was part of your duties and responsibilities within the six (6) month period prior to the date of your termination of employment. If a court of competent jurisdiction determines that the Restricted Territory as defined herein is too restrictive, then the parties agree that said court may reduce or limit the Restricted Territory to the largest acceptable area so as to enable the enforcement of this Paragraph 5.

6.Return of Confidential Information. At any time upon the request of the Employer Company or upon your termination of your employment, you shall return to the Employer Company any and all Employer Company property including but not limited to laptops, phones, smart phones and documents or materials in your possession, custody and control that contain Confidential Information. You also agree that upon termination of employment, you shall destroy any Confidential Information stored on your personal computer or other data storage device. Along with the return of said documents and materials, you shall provide the Employer Company (upon the Employer Company’s request) with a sworn or written statement indicating that you do not have possession, custody and control of any of the Employer Company’s Confidential Information and have destroyed all of the Employer Company’s data electronically stored on your personal computer or other data storage device, including any copies made at any time.
7.    Notice. Notice shall be effective only if it is made in writing and actually or constructively received by the individuals below. To be effective, any notice required under this Restrictive Covenant Agreement must be sent by nationally recognized express delivery courier or by certified mail, return receipt requested, to the person(s) and address(es) listed below.
Chief Executive Officer
Fortrea Holdings Inc.
8 Moore Drive
Durham, NC 27709
with a copy to:
Chief Administrative Officer
Fortrea Holdings Inc.
8 Moore Drive
Durham, NC 27709
    and, if to you, notice shall be sent to your last known mailing address on record at the Employer Company. You have an obligation to ensure that the Employer Company’s records contain your most recent address.

8.    Breach/Available Remedies.
a.Except as otherwise provided in this subparagraph, if any provision of this Restrictive Covenant Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Restrictive Covenant Agreement; provided, that if any provision contained in this Restrictive Covenant Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, the parties agree that the said provision shall be limited and reduced to the maximum extent compatible with the applicable laws of such jurisdiction, and such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.
b.You agree that as part of this Restrictive Covenant Agreement, you will have access to the Employer Company’s Confidential Information, personnel, and existing and potential customers of the Employer Company. You further agree that the Employer Company maintains a competitive advantage over other persons or entities in the trade or business of providing commercial drug development and medical testing services as a result of the Employer Company’s Confidential Information, personnel, and existing and potential customer contacts. You further agree that the Employer Company will be placed at a competitive disadvantage in the event that you breach this Restrictive Covenant Agreement and that damages would not be an adequate or reasonable remedy in the event of such breach. Accordingly, you stipulate that in the event that you breach one or more of the provisions set forth in this Restrictive Covenant Agreement, the Employer Company will be entitled to an injunction restraining you from violating the terms of those paragraphs. Nothing herein shall be construed as prohibiting the Employer Company from pursuing any other remedy available for such breach or prospective breach.
9.    Miscellaneous.
a.Absent any other agreement to the contrary, nothing herein shall be construed as giving you the right to continued service or employment relationship with the Employer Company. This Agreement does not alter or amend in any way the Employer Company's right to terminate the employment relationship in accordance with any offer letter, employment contract or applicable law.

b.You represent and warrant that you are not a party to any contract, agreement or understanding that prevents or prohibits you from entering into and fully performing under this Restrictive Covenant Agreement.
c.In the event a court of law declares any provision of this Restrictive Covenant Agreement to be null and void, it is understood and agreed by you and the Employer Company that such clause shall be severed from this Restrictive Covenant Agreement and that the remaining provisions of this Restrictive Covenant Agreement shall continue to be binding on you.
d.It is understood and agreed by you and Fortrea that this Confidentiality/Non-Competition/Non-Solicitation Agreement constitutes the agreement in its entirety and supersedes any previous Confidentiality/Non-Competition/Non-Solicitation Agreement previously executed by you as part of an Equity Award Agreement with Fortrea. This Confidentiality/Non-Competition/Non-Solicitation Agreement replaces any other non-compete, non-solicitation and confidentiality agreement which you may have previously executed in favor of Fortrea or one of its subsidiary companies incorporated within the United States. This Confidentiality/Non-Competition/Non-Solicitation Agreement shall not replace, amend, restrict, otherwise modify or supersede any employment contract or agreement between you and a foreign subsidiary of Fortrea and shall not amend, alter or affect any non-compete, non-solicitation or confidentiality agreement executed by you and Fortrea or an Employer Company in connection with a merger or acquisition agreement of a business entity with whom you were previously employed or affiliated, including, but not limited to, an ownership or investment interest in said entity.
e.For purposes of this Restrictive Covenant Agreement, the Employer Company shall mean Fortrea or its subsidiary and affiliated companies with whom you are employed at the commencement of your employment, as well as any subsequent parent, subsidiary or affiliated company that becomes the employing entity in the event of a transfer, promotion, assignment, reassignment or corporate restructuring.
f.As used herein, “affiliate” shall mean a current or future company or other business entity that, directly or indirectly, is controlled by, controls or is under common control with Fortrea. For the purposes of the preceding sentence, the meaning of the word “control” shall include, but not necessarily be limited to, ownership of more than fifty percent (50%) of the voting shares or other interest of the Employer Company or other business entity.

g.This Restrictive Covenant Agreement shall be binding upon you and shall inure to the benefit of the parties and their respective personal representatives, heirs, affiliates, successors, and assigns. Fortrea may at its sole discretion assign its rights under this Restrictive Covenant Agreement.
h.You affirm by signing this Restrictive Covenant Agreement that you have completely read this entire Restrictive Covenant Agreement and understand the terms and conditions included within this Restrictive Covenant Agreement. You also agree that this Restrictive Covenant Agreement may not be modified or altered in any respect except in writing, signed by you and Fortrea.
i.This Restrictive Covenant Agreement shall be deemed to have been entered into in the State of North Carolina and shall be construed in accordance with and governed by the laws of North Carolina, to the exclusion of the laws of any other forum including but not limited to the laws of the State of California. You agree, acknowledge and recognize that by virtue of your employment with the Employer Company, with its principal place of business in North Carolina, and your own contacts and business dealings with Fortrea and the Employer Company in North Carolina, North Carolina has a substantial relationship to this Restrictive Covenant Agreement and a materially greater interest in applying its laws, over and to the exclusion of the laws of any other forum, to the resolution of any dispute arising out of or relating to this Restrictive Covenant Agreement.

j.Any action, special proceeding or other proceeding, including without limitation any request for temporary, preliminary, or permanent injunctive relief with respect to this Restrictive Covenant Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina. You and the Employer Company irrevocably consent to the jurisdiction of the Federal and State courts of North Carolina and you hereby consent and submit to personal jurisdiction in the State of North Carolina. You and the Employer Company irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Restrictive Covenant Agreement. You acknowledge and recognize that in the event that you breach this Restrictive Covenant Agreement, the Employer Company may initiate a lawsuit against you in North Carolina, that you waive your right to have that lawsuit be brought in a court located closer to where you may reside, and that you will be required to travel to and defend yourself in North Carolina. You likewise agree that to the extent you institute any action arising out of or relating to this Restrictive Covenant Agreement, it shall be brought in North Carolina and doing so does not present any undue burden or inconvenience to you.
k.You shall at all times abide by such laws and regulations, including but not limited to such laws which relate to the improper inducement for referrals of items or services reimbursable by the Federal health care programs 42 U.S.C. § 1320a-7b(b) (the “anti-kickback statute”). You acknowledge that you are (i) aware that the United States securities laws prohibit any person who has material nonpublic information about the Employer Company from purchasing or selling securities of such Employer Company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) familiar with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and agrees that you will neither use, nor cause any third party to use, any information in contravention of such Act or any such rules and regulations, including Rules 10b-5 and 14e-3.
l.Except as stated otherwise herein, this Restrictive Covenant Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, covenants, conditions, understandings or agreements other than those expressly set forth herein.

[Signature page to the Confidentiality/Non-Competition/Non-Solicitation Agreement]

Agreed and Accepted:
/s/ Jason Knoblauch
Name:	Jason Knoblauch
Date:	June 22, 2026